Exhibit 5.2

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

May 23, 2014

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re: Mid-America Apartments, L.P.

Ladies and Gentlemen:

We have acted as counsel to Mid-America Apartments, L.P., a Tennessee limited partnership (the “Operating Partnership”) and majority owned subsidiary of Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), and the Company in connection with the Operating Partnership’s offer to exchange (the “Exchange Offers”) its privately placed 5.50% Senior Notes due 2015 and 6.05% Senior Notes due 2016 for registered 5.50% Senior Notes due 2015 (the “New 2015 Notes”) and 6.05% Senior Notes due 2016 (the “New 2016 Notes” and collectively with the New 2015 Notes, the “Notes”) pursuant to and in accordance with terms and conditions described in the prospectus, dated as of the first date above (the “Prospectus”), that forms part of the Operating Partnership’s registration statement on Form S-4 (the “Registration Statement”) filed by the Operating Partnership with the Securities and Commission (“Commission”) under the Securities Act of 1933, as amended. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K.

We refer to the indenture that will govern the New 2015 Notes as the “New 2015 Notes Indenture” and the indenture that will govern the New 2016 Notes as the “New 2016 Notes Indenture” and collectively with the New 2015 Notes Indenture, as the “Indentures.”

We have examined the Registration Statement, the Prospectus, the Indentures and the Notes. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied, without independent investigation, upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Operating Partnership.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Based on the foregoing, it is our opinion that:

(1) The Operating Partnership is a limited partnership duly formed and existing under and by virtue of the laws of the State of Tennessee and is in good standing under the laws of the State of Tennessee.

(2) The execution, delivery and performance of the Indentures have been duly authorized by all necessary corporate action of the Company and all necessary limited partnership action of the Operating Partnership. The Notes have been duly authorized for issuance by the Operating Partnership.

(3) The Indentures have been duly executed and delivered by the Company and the Operating Partnership.

Our opinions as set forth herein are limited to the federal law of the United States, and the laws of the State of Tennessee. No opinion is given regarding the laws of any other jurisdiction.

This letter speaks as of the date hereof. The foregoing opinions are rendered solely for the benefit of the Operating Partnership. We disclaim any obligation to provide any subsequent opinion or advice by reason of any future changes or events which may affect or alter any opinion rendered herein. Our opinion is limited to the matters stated herein, and no opinion is to be implied or inferred beyond the matters stated herein.

This opinion letter has been prepared for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern, Authorized Representative